Exhibit 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY ANNOUNCES

RESIGNATION OF CHIEF EXECUTIVE OFFICER

Geyserville, CA. November 30, 2009 — The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced that, effective November 24, 2009,  Scott Garawitz has resigned as Chief Executive Officer and General Manager to pursue other opportunities. The Authority will immediately begin a search for a new Chief Executive Officer and General Manager.

Effective immediately, John Cirrincione, Chief Operating Officer, will act as the General Manager of the Casino. Mr. Cirrincione has been the Chief Operating Officer of the Authority since October 2008 and will continue to act in that capacity.   Mr. Cirrincione was the acting General Manager of the Casino from January 26, 2009 to August 18, 2009.

River Rock Entertainment Authority

We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized self-governing Indian tribe.  The Tribe has 947 enrolled members and approximately 75-acre reservation in Sonoma County, California.  We own and operate the River Rock Casino, a 62,000 square foot facility which is on the reservation and overlooks the scenic Alexander Valley, 75 miles north of San Francisco.  River Rock Casino features 35,500 square feet of gaming space containing 1,570 slot and video poker machines, 22 table games, as well as a full-service restaurant.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable.  We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all).  You should read this press release completely and with the understanding that actual future results may be materially different from what we expect.  We will not update these forward-looking statements, even though our situation will change in the future.

Contact:

Don Duffy

ICR

203-682-8215